Vote-By-Phone Solicitation Script for
Putnam Dividend Growth Fund


This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your vote. Do you have any questions regarding the proposals I can clarify for you?

(If there are questions regarding the non-routine proposals, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if they would like another ballot, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your proxy ballot by telephone.

I will now read the information on the proxy card so that you can provide us with your voting instructions.

Putnam Dividend Growth Fund

Proxy for a meeting of shareholders, September 7, 1995.

This proxy is solicited on behalf the Trustees of the Fund.

The shareholder hereby appoints George Putnam, Hans H. Estin and William F. Pounds, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and vote, as designated hereafter, at the meeting of shareholders of Putnam Dividend Growth Fund, on September 7, 1995, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the Fund which the shareholder would be entitled to vote if personally present.

This proxy when properly authorized will be voted in the manner directed herein by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. The Trustees recommend a vote FOR the following proposal:

1. Approving an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Fund to Putnam Growth and Income Fund II (the "Growth and Income Fund") in exchange for shares of the Growth and Income Fund and the assumption by the Growth and Income Fund of all of the liabilities of the Fund, and the distribution of such shares to the shareholders of the Fund in liquidation of the Fund.

     How would you like to vote on this proposal?
          For, Against or Abstain?

Thank you.  Do you wish to send the entire message?

To repeat your instructions:

You voted: (For, Against, Abstain)

     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.


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Q & A FOR PUTNAM DIVIDEND GROWTH FUND

On approximately June 23, 1995, a proxy statement was sent to shareholders of Putnam Dividend Growth Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the merger proposals for this fund, followed by answers and information regarding each issue.

1. WHAT IS BEING PROPOSED?

The Trustees have approved the merger of your fund, Putnam Dividend Growth Fund, into the Putnam Growth and Income Fund II. The merger provides for the transfer of all of the assets of your fund to Putnam Growth and Income Fund II in exchange for shares of that fund. It also provides for the assumption by Putnam Growth and Income Fund II of all of the liabilities of your fund. The merger will result in the liquidation of your fund, followed by the distribution of Growth and Income Fund II shares to Dividend Growth Fund shareholders.

2. WHAT WILL HAPPEN TO MY SHARES OF THE DIVIDEND GROWTH FUND?

As a result of the merger, your fund will receive a number of Class A and Class B Shares of Putnam Growth and Income Fund II equal in value to the value to the Class A and Class B shares, respectively, of your fund. Following the transfer, each Class A and Class B shareholder of your fund will receive a number of Class A and Class B shares, respectively, of Putnam Growth and Income Fund II equal in value, at the date of the exchange, to the value of your Dividend Growth Fund shares.

3. WHEN WOULD THE MERGER OCCUR?

If approved by the shareholders at their September 7, 1995 meeting, it is expected that the merger would occur as soon as possible after that time.

4. WHY ARE THE TRUSTEES PROPOSING THE MERGER?

The Trustees of both funds recommend approval of the merger because

     (i) the merger offers shareholders of the Dividend Growth Fund an opportunity to pursue similar investment objectives with economies of scale that will result in lower expenses and may result in improved investment performance over the longer-term, and

     (ii) the merger offers shareholders the option of owning shares of a mutual fund with a greater opportunity for growth of assets, which may over time further lower expenses.

5. HOW DO THE INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS OF
THE TWO FUNDS COMPARE?

The merger would combine two funds with very similar overall investment strategies. The Dividend Growth Fund seeks current income and capital growth with equal emphasis, while Putnam Growth and Income Fund II seeks capital growth as its primary objective, with current income as a secondary objective. The proxy statement contains a detailed comparison of the investment policies and risks associated with investments in Putnam Growth and Income Fund II.

Despite the differences in investment policies, the funds have similar investment styles. In fact, the portfolio manager of the Dividend Growth Fund, Anthony Kreisel, is the manager of Putnam Growth and Income Fund II. Given the similarities between the investment objectives and policies and the management styles of the funds, the merger will not materially affect the general strategy or style in which a shareholder's investment will be managed.

Notwithstanding the difference in investment policies, Putnam Growth and Income Fund II's SEC yield as of May 16, 1995 (2.02% and 1.38% for Class A and B shares, respectively) is comparable to the Dividend Growth Fund's current SEC yield as of the same date (1.89% and 1.21% for Class A and B shares, respectively.)

6. HOW DO THE RISKS OF INVESTING IN THE FUNDS COMPARE?

As discussed in the prospectus/proxy statement, because the funds share similar investment objectives and policies, the risks of an investment in each fund are essentially the same, except that the risks associated with investments in Putnam Growth and Income Fund II in securities rated below investment-grade. These lower-rated securities made up less than 2% of that fund's portfolio as of March 31, 1995.

7. HOW DO THE MANAGEMENT FEES AND OTHER EXPENSES OF THE TWO FUNDS
COMPARE, AND WHAT ARE THEY ESTIMATED TO BE FOLLOWING THE MERGER?

As shown in the tables in the proxy statement, the funds currently have nearly identical management fees and Putnam Growth and Income Fund II has lower estimated total expenses than the Dividend Growth Fund. Putnam Management believes the expenses of Putnam Growth and Income Fund II immediately following the merger (1.24% and 1.99% for Class A and Class B shareholders, respectively) will be lower than the expenses the Dividend Growth Fund would likely pay if the merger did not take place (currently projected to be 1.36% and 2.12% for Class A and Class B shareholders, respectively).

This decrease in projected annual expenses following the merger is due to efficiencies associated with operating a fund the size of Putnam Growth and Income Fund II, which following the merger will be more than twice the size of the Dividend Growth Fund. Over the longer term, this decrease in expenses payable by former Dividend Growth Fund shareholders may also result in an increase in the total return on their investment.

8. ARE THERE ANY FEDERAL INCOME TAX CONSEQUENCES AS A RESULT OF
THE PROPOSED MERGER?

No. As a result of the merger, no gain or loss will be recognized by the Dividend Growth Fund or its shareholders for federal income tax purposes.

9. DO THE DISTRIBUTION POLICIES OF THE TWO FUNDS DIFFER?

No. Each of the Funds distributes any net investment income at least quarterly, and any net realized capital gains at least annually.

     (IF SHAREHOLDER HOLDS CERTIFICATED SHARES, ADD THE
     FOLLOWING:

     Putnam Growth and Income Fund II will not permit shareholders holding Dividend Growth Fund certificates at the time of the merger to receive cash dividends or other distributions, receive certificates for shares, exchange shares for shares of other investment companies managed by Putnam Management, or pledge or redeem shares until those certificates for Dividend Growth Fund shares have been surrendered. If the certificates have been lost, before shareholders can receive cash dividends or other distributions, an adequate surety bond must be posted.

     If a shareholder is not, for that reason, permitted to receive cash dividends or other distributions on shares, Putnam Growth and Income Fund II will pay all such dividends and distributions in additional shares, even if the shareholder may have previously chosen to receive dividends and distributions on Dividend Growth Fund shares in cash.)

10. DO THE PROCEDURES FOR PURCHASING, REDEEMING AND EXCHANGING
SHARES OF THE TWO FUNDS DIFFER?

No. The procedures for purchasing and redeeming shares of the Dividend Growth Fund and shares of Putnam Growth and Income Fund
II, and for exchanging such shares of each fund for shares of other Putnam funds, are identical.

The Dividend Growth Fund currently offers two classes of shares and Putnam Growth and Income Fund II currently offers three classes of shares. Shares of both funds may be purchased either through investment dealers which have sales agreements with Putnam Mutual Funds Corp. or directly through Putnam Mutual Funds at prices based on net asset value, plus varying sales charges, depending on the class and number of shares purchased. Reinvestments of distributions by the funds are made at net asset value for all classes of shares.

Any day the New York Stock Exchange is open, shares of both funds may be redeemed at net asset value, either directly to a fund or through an investment dealer.

After a ten-day holding period, shares of either fund may be exchanged for shares of the same class of other Putnam Funds.

11. HOW WILL I BE NOTIFIED OF THE OUTCOME OF THE MERGER?

If the merger is approved by the shareholders, shareholders will receive a confirmation after the reorganization is completed, indicating your new account number. If the merger is not approved, you will receive noitification in the Dividend Growth Fund's next annual report and will continue to receive statements for the fund.

12. WILL THE NUMBER OF SHARES I OWN CHANGE?

Yes, but the total value of the shares of Putnam Growth and Income Fund II you receive will be equal in value to the value of your shares of the Dividend Growth Fund. Even though the net asset value per share of each fund is different, the total value of a your holdings will not change as a result of the merger.



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
                        PUTNAM DIVIDEND GROWTH FUND
                          Instruction to Callers

Hello, Mr./Ms. (Shareholder).  My name is (   ).  I am calling
from D.F.
King and Co., Inc. We are assisting Putnam Dividend Growth Fund in regard to its shareholder meeting to be held on September 7, 1995. Do you have a moment/Is this a good time to talk for a few minutes?

1. Have you received the fund's proxy material dated June 5, 1995?

a. If No:      Confirm current address (if the shareholder has a
new
               address, input appropriate command into computer).
               Inform shareholder that a new set of material will
be
               mailed.

               Ask the shareholder to review the material upon receipt and vote his/her shares by signing, dating and mailing the proxy card in the return envelope provided. Inform the shareholder that the Board of
               Trustees unanimously recommends a vote for the proposal on the meeting agenda. Thank the shareholder for his/her time. (End phone call.) Input appropriate command into computer.

b. If Yes:     Have you reviewed the material?

   i. If No:        Ask the shareholder to review the material at
                    the earliest convenience and vote his/her shares by signing, dating and mailing the proxy
                    card in the return envelope provided. Inform the shareholder that the Board of Trustees unanimously recommends a vote for the proposal
                    on the meeting agenda. Thank the shareholder for his/her time. (End phone call.)

   ii. If Yes: Do you have any questions?

     A. If Yes:          Answer the questions using the proxy
materials
                         or the attached Q & A.  After answering
all
                         questions, ask the shareholder to vote
his/her
                         shares by signing, dating and mailing
the
                         enclosed proxy card in the return
envelope
                         provided.  Inform the shareholder that
the Board
                         of Trustees unanimously recommends a
vote for
                         the proposals on the meeting agenda.
Thank the
                         shareholder for his/her time.  (End
phone call.)

     B. If No:      Ask the shareholder to please take a moment
to
                    vote his/her shares by signing, dating and mailing the proxy card in the return envelope provided. Inform the shareholder that the
Board
                    of Trustees unanimously recommend a vote for
the
                    proposals on the meeting agenda. Thank the shareholder for his/her time. (End phone call.)

                      ----------------------------

       (Instructions for leaving a message on an answering machine)

Hello, my name is ( ). I am calling from D.F. King & Co., Inc. We are assisting Putnam Dividend Growth Fund in regard to its shareholder meeting to be held on September 7, 1995. You should have received proxy materials dated June 5, 1995. At your earliest convenience please sign, date and mail the proxy card in the return envelope provided. If you have not received your proxy materials, or have questions or need assistance, please call D.F. King at 1-800-xxx-xxxx between 10:00 a.m. and 5:00 p.m., Eastern Time. If you have already mailed your proxy card, please disregard this message and accept our thanks.


b29call